Exhibit 99.1

The Pantry Names Dennis G. Hatchell as President and Chief Executive Officer
CARY, N.C.--(BUSINESS WIRE)--Feb. 15, 2012-- The Pantry, Inc. (Nasdaq: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that Dennis G. Hatchell will become President and Chief Executive Officer of the Company, effective March 5, 2012. Mr. Hatchell previously served as Vice Chairman of Alex Lee, Inc. headquartered in Hickory, North Carolina, which is a holding company for Lowe’s Food Stores, Merchants Distributors, Inc. and Institution Food House. He will succeed Edwin J. Holman who served as interim CEO since Terrance M. Marks resigned as CEO effective in October 2011. Mr. Holman will remain in his position as Chairman of the Board of Directors of the Company, working closely with Mr. Hatchell, who will join the Board of Directors following the Company’s Annual Meeting in March.

Wilfred A. Finnegan, Lead Director, stated, "After an extensive search process, the Board is delighted that Dennis will be joining The Pantry as President and CEO. Dennis is a proven leader who possesses a unique blend of merchandising and operating experience. We believe his successful track record in the food distribution and retail grocery business where he served in various principal positions for thirty three years, make him ideally suited to lead the company, as it continues to grow and succeed in the highly competitive convenience store market sector. The Board is very appreciative of the leadership that Ed Holman has provided on an interim basis to keep the Company focused on its strategic objectives."

Dennis G. Hatchell added, "I am excited about joining The Pantry and the opportunity to lead this business. The Pantry is one of the largest retailers in the convenience store industry and has tremendous potential to grow and continue to be a dominant leader in its markets. My initial focus will be to work with the Board and the management team to refine our strategic vision, prioritize our investments to increase shareholder value and get to know store-level operations to fully understand the needs of our customers and employees."

Mr. Hatchell, age 62, is a seasoned executive with over 39 years of experience in the grocery business. Mr. Hatchell has served as Vice Chairman of Alex Lee, Inc. since 2011; President and COO of Alex Lee, Inc. from 1995 to 2011; President of Lowes Food Stores, Inc., a division of Alex Lee, from 1989 to 1995; Group Vice President of Merchandising and Store Operations from 1986 to 1989 for H. E. Butt Grocery Company in San Antonio, Texas. Previously, Mr. Hatchell served as President of Merchants Distributors Inc., a division of Alex Lee, Inc. from 1980 to 1986. He also served in several positions rising to Vice President, General Manager of Western Grocers (Super Valu) in Denver, Colorado from 1972 to 1980. Mr. Hatchell received a Bachelor degree from University of Colorado in 1971.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of February 3, 2012, the Company operated 1,618 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as "expect," "plan," "anticipate," "outlook," "guidance," "believe," "target," "forecast", "will," "may" or words of similar meaning. Forward-looking statements are likely to address matters such as the Company's anticipated sales, expenses, margins, capital expenditures, profits, cash flows and liquidity, as well as our expectations relating to the costs and benefits of our merchandising and other strategic initiatives. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to transition effectively under the leadership of a new CEO; the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the Company's ability to enhance its operating performance through its in-store initiatives; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company’s fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company’s principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company’s financial leverage and debt covenants; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of February 14, 2012. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Source: The Pantry, Inc.

The Pantry, Inc.
Mark Bierley, 919-774-6700